Exhibit 99.1

B of I Announces Record Earnings for Second Quarter

SAN DIEGO, CA – (MARKET WIRE) – February 4, 2009—B of I Holding, Inc. (B of I or the Company), (NASDAQ: BOFI), parent of Bank of Internet USA (Bank), today announced that net income was $2,761,000 for its second quarter ended December 31, 2008, exceeding by $981,000, or 55.1%, the Company’s previous quarterly net income record of $1,780,000 posted for the three months ended June 30, 2008. Compared to the three months ended December 31, 2007, net income for this quarter increased $2,110,000. Earnings attributable to the Company’s common stockholders were $2,588,000, or $0.32 per diluted share for the current quarter compared to $574,000 or $0.07 per diluted share for the quarter ended December 31, 2007. The increase in net income was primarily due to a 122.4% growth in the net interest margin to 2.98% for the current quarter, compared to 1.34% for the quarter ended December 31, 2007.

For the six months ended December 31, 2008, net income was $944,000 compared to $1,398,000 in net income for the six months ended December 31, 2007. The U.S. government decision to put Fannie Mae into conservatorship during the first quarter ended September 30, 2008 resulted in B of I realizing a one-time loss on the sale of its Fannie Mae preferred stock of $7,902,000, or $4,710,000 after income tax. Without the Fannie Mae preferred stock loss, the Company’s net income for the six months ended December 31, 2008 would have been $5,654,000.

“We are pleased with our results this quarter, particularly because we were able to achieve strong earnings and increase our loan loss reserve” remarked Greg Garrabrants, President and Chief Executive Officer. He continued, “Our low cost business model and our disciplined risk and credit management practices have positioned us well to profit from the significant opportunities that exist in this market environment.” “We believe we can continue to capitalize on favorable asset growth opportunities with good credit characteristics and attractive yields. We will continue to ensure that we maintain appropriate loan loss reserves consistent with the quality of our loan portfolio and the current economic environment.”

Second Quarter Highlights:

•	Net interest margin grew to 2.98% in the second quarter, up 122.4% over the second quarter of 2007 and up 11.2% compared to last quarter.

•

Asset quality remains strong with the principal balance of non-performing loans equal to 0.61% of the loan portfolio and total non-performing assets equal to 0.66% of total assets at December 31, 2008.

•	Total assets reached $1,220,451,000 at December 31, 2008, up 17.3% compared to the second quarter of 2007.

•	Total deposits reached $632,493,000 at December 31, 2008, up 5.4% compared to the second quarter of 2007.

Quarter Earnings Summary

For the three months ended December 31, 2008, B of I had net income of $2,761,000 compared to net income of $651,000 for the three months ended December 31, 2007. Total interest and dividend income during the quarter ended December 31, 2008 increased 30.0% to $19.5 million, compared to $15.0 million during the quarter ended December 31, 2007. The increase in interest and dividend income for the quarter was primarily attributable to growth in the average balance of loans and investment securities and higher rates earned on new loans and securities. The loan portfolio yield for the quarter ended December 31, 2008 increased 46 basis points and the investment securities portfolio yield increased 150 points when compared to the three-month period ended December 31, 2007. Total interest expense decreased 7.0% to $10.7 million for the quarter ended December 31, 2008, compared with $11.5 million for the quarter ended December 31, 2007. Interest expense decreased due to a 92 basis point decrease in the average funding rate, including a decrease in average rates for time deposits of 57 basis points. Similarly, lower rates paid on FHLB advances and increased levels of short-term borrowings led to a decrease in FHLB advance funding costs of 131 basis points when comparing the three-month periods ended December 31, 2008 and 2007.

Net interest margin, defined as net interest income divided by average earning assets, increased by 164 basis points to 2.98% for the quarter ended December 31, 2008, compared with 1.34% for the quarter ended December 31, 2007. The increased net interest income for the current quarter was partially offset by higher provisions for loan losses. The loan loss provision was $1,125,000 for the December 2008 quarter compared to $264,000 for the quarter ended December 2007. The increased loan loss provision was due primarily to the growth in our loan portfolio and general declines in housing values and increased charge-offs on recreational vehicle loans.

Non-interest expense, which is comprised primarily of compensation, data processing and internet expenses, occupancy and other operating expenses, was $3.0 million for the three months ended December 31, 2008 up from $2.4 million for the three months ended December 31, 2007. The increase in operating expense this quarter compared to the same quarter last year was primarily the result of increased professional services associated with loan pool purchases and our investment securities transactions.

Balance Sheet Summary

The Company’s total assets increased $26.3 million, or 2.2%, to $1,220.5 million, as of December 31, 2008, up from $1,194.2 million at June 30, 2008. The increase in total assets was primarily due to an increase in net loans of $10.0 million, an increase of $2.9 million for single-family loans originated for sale, an increase of $2.4 million for investment securities and an increase in other assets of $14.7 million. Total liabilities increased $27.9 million, primarily due to an increase in deposits of $61.8 million and an increase in borrowings from the Federal Reserve Discount Window of $45.0 million, offset by a decrease of $77.0 million in borrowings from the Federal Home Loan Bank of San Francisco.

Conference Call

A conference call and webcast will be held on Wednesday, February 4, 2009 at 5:00 PM Eastern / 2:00 PM Pacific. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-874-1589. International callers should dial: 719-325-4828. Digital replay is available by calling 888-203-1112 and using the digital passcode #3045767. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the BofIholding.com website for 30 days.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI. Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating home equity loans, auto loans and RV loans, as well as originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.bankofinternet.com and www.ApartmentBank.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Contact:

BofI Holding, Inc.

Gregory Garrabrants, CEO

858/350-6203

Gregory.Garrabrants@BankofInternet.com

Selected Financial Data

The following tables set forth certain selected financial data concerning the periods indicated:

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	December 31, 2008	June 30, 2008	December 31, 2007
Selected Balance Sheet Data:
Total assets	$1,220,451	$1,194,245	$1,040,184
Loans – net of allowance for loan losses	641,475	631,413	517,345
Allowance for loan losses	3,374	2,710	1,502
Investment securities	512,459	510,014	440,219
Total deposits	632,493	570,704	600,168
Securities sold under agreements to repurchase	130,000	130,000	125,000
Advances from the FHLB	321,977	398,966	227,430
Fed Discount Window borrowings and junior subordinated debentures	50,155	5,155	5,155
Total stockholders’ equity	81,345	83,082	76,904

	At or For the Three Months Ended December 31,		At or For the Six Months Ended December 31,
	2008	2007	2008	2007
Selected Income Statement Data:
Interest and dividend income	$19,507	$14,971	$38,684	$28,593
Interest expense	10,738	11,541	22,103	22,201

Net interest income	8,769	3,430	16,581	6,392
Provision for loan losses	1,125	264	1,630	269

Net interest income after provision for loan losses	7,644	3,166	14,951	6,123
Non-interest income (loss)	14	333	(7,910)	781
Non-interest expense	3,008	2,410	5,485	4,560

Income before income tax expense	4,650	1,089	1,556	2,344
Income tax expense	1,889	438	612	946

Net income	$2,761	$651	$944	$1,398

Net income attributable to common stock	$2,588	$574	$600	$1,244
Per Share Data:
Net income:
Basic	$0.32	$0.07	$0.07	$0.15
Diluted	$0.32	$0.07	$0.07	$0.15
Book value per common share	$8.90	$8.67	$8.90	$8.67
Tangible book value per common share	$8.90	$8.67	$8.90	$8.67
Weighted average number of common shares outstanding:
Basic	8,183,569	8,254,065	8,231,517	8,251,112
Diluted	8,206,084	8,374,380	8,296,711	8,374,469
Common shares outstanding at end of period	8,032,896	8,287,590	8,032,896	8,287,590
Common shares issued at end of period	8,637,373	8,607,090	8,637,373	8,607,090

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or For the Three Months Ended December 31,			At or For the Six Months Ended December 31,
	2008	2007		2008	2007
Performance Ratios and Other Data:
Loan originations	$15,813	$14,428		$27,842	$49,730
Loan originations for sale	6,513	—		6,726	516
Loan purchases	34,276	29,673		49,625	30,602
Return on average assets	0.92%	0.25%		0.18%	0.28%
Return on average common stockholders’ equity	14.63%	3.24%		1.58%	3.57%
Interest rate spread[1]	2.74%	1.02%		2.58%	0.97%
Net interest margin[2]	2.98%	1.34%		2.83%	1.29%
Efficiency ratio[3]	34.2%	64.0%		63.3%	63.6%
Capital ratios:
Equity to assets at end of period	6.67%	7.39%		6.67%	7.39%
Tier 1 leverage (core) capital to adjusted tangible assets[4]	6.86%	7.48%		6.86%	7.48%
Tier 1 risk-based capital ratio[4]	14.40%	15.39%		14.40%	15.39%
Total risk-based capital ratio[4]	14.98%	15.69%		14.98%	15.69%
Tangible capital to tangible assets[4]	6.86%	7.48%		6.86%	7.48%
Asset Quality Ratios:
Net charge-offs to average loans outstanding	0.09%	0.04%		0.15%	0.04%
Nonperforming loans to total loans	0.61%	0.05%		0.61%	0.05%
Allowance for loan losses to total loans held for investment	0.52%	0.29%		0.52%	0.29%
Allowance for loan losses to nonperforming loans	84.37%	6.0	X	84.37%	6.0	X

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

[2]	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

[3]

Efficiency ratio represents noninterest expense as a percentage of the aggregate of net interest income and noninterest income. For the six months ended December 31, 2008, without the loss of $7.902 million in noninterest income due to the loss on sale of FNMA preferred stock, the efficiency ratio would have been 33.1%.

[4]	Reflects regulatory capital ratios of Bank of Internet USA only.